                                                                  CONFORMED COPY





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                            ASSET PURCHASE AGREEMENT



                         dated as of February 26, 1996,



                                     among



                          ROADMASTER INDUSTRIES, INC.,

                                    Seller,



                           NELSON/WEATHER-RITE, INC.,

                        ACTAVA WORLD TRADE CORPORATION,


                                  Seller Subs,


                                      and


                             BRUNSWICK CORPORATION,

                                   Purchaser.



                       Purchase and Sale of Roadmaster's
                          Nelson/Weather-Rite Division


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

                                                        TABLE OF CONTENTS



                                                   ARTICLE I

                                     Purchase and Sale of Acquired Assets

                                                                                                  Page
                                                                                                  ----
  SECTION 1.1.              Purchase and Sale . . . . . . . . . . . . . . . . . . . . .            2

  SECTION 1.2.              Acquired Assets and
                              Excluded Assets . . . . . . . . . . . . . . . . . . . . .            2

  SECTION 1.3.              Assumption of Certain
                              Liabilities . . . . . . . . . . . . . . . . . . . . . . .            6
  SECTION 1.4.              Purchase Price  . . . . . . . . . . . . . . . . . . . . . .           12

  SECTION 1.5.              Purchase Price Adjustment . . . . . . . . . . . . . . . . .           12

  SECTION 1.6.              Prorations  . . . . . . . . . . . . . . . . . . . . . . . .           13



                                                  ARTICLE II

                                                 The Closing

  SECTION 2.1.              Closing Date  . . . . . . . . . . . . . . . . . . . . . . .           15

  SECTION 2.2.              Transactions To Be Effected
                              at the Closing  . . . . . . . . . . . . . . . . . . . . .           15

  SECTION 2.3.              Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . .           17


                                               ARTICLE III

                                     Representations and Warranties

  SECTION 3.1.              Representations and Warranties of
                              Seller and Seller Subs  . . . . . . . . . . . . . . . . .           17

                            (a)      Organization, Standing and Power . . . . . . . . .
                                                                                                  17
                            (b)      Authority  . . . . . . . . . . . . . . . . . . . .           18

                            (c)      Financial Statements . . . . . . . . . . . . . . .           20

                                                                              2

                                                                            Page
                                                                            ----
       (d)      Compliance with Applicable Laws; Permits . . . . .
                                                                             21

       (e)      Litigation; Decrees  . . . . . . . . . . . . . . .           22

       (f)      Undisclosed Liabilities  . . . . . . . . . . . . .           22
       (g)      Title to Acquired Assets . . . . . . . . . . . . .           23

       (h)      Real Property  . . . . . . . . . . . . . . . . . .           24

       (i)      Inventories  . . . . . . . . . . . . . . . . . . .           25
       (j)      Personal Property  . . . . . . . . . . . . . . . .           25

       (k)      Receivables  . . . . . . . . . . . . . . . . . . .           26

       (l)      Intellectual Property and Technology . . . . . . .
                                                                             26
       (m)      Insurance  . . . . . . . . . . . . . . . . . . . .           28

       (n)      Contracts  . . . . . . . . . . . . . . . . . . . .           30

       (o)      Investments; Exclusively Conducted . . . . . . . .
                                                                             35

       (p)      Suppliers; Customers . . . . . . . . . . . . . . .           36
       (q)      Sufficiency of Acquired
                Assets . . . . . . . . . . . . . . . . . . . . . .           36

       (r)      Absence of Certain Changes
                or Events  . . . . . . . . . . . . . . . . . . . .           36

       (s)      Employees; Officers  . . . . . . . . . . . . . . .           38
       (t)      Employee Benefits;
                Labor Matters  . . . . . . . . . . . . . . . . . .           38

       (u)      Environmental Matters  . . . . . . . . . . . . . .           43

       (v)      No Other Agreements To
                Sell the Assets  . . . . . . . . . . . . . . . . .           50
       (w)      Material Misstatements
                or Omissions . . . . . . . . . . . . . . . . . . .           50

       (x)      Product Liability  . . . . . . . . . . . . . . . .           51

       (y)      Transactions with
                Affiliates . . . . . . . . . . . . . . . . . . . .           51

                                                                                        Page
                                                                                        ----
                  (z)      Division Acquisition
                           Agreements; Valuation
                           Reports  . . . . . . . . . . . . . . . . . . . . .           51

                  (aa)     Tax Matters  . . . . . . . . . . . . . . . . . . .           52

  SECTION 3.2.    Representations and Warranties
                    of Purchaser  . . . . . . . . . . . . . . . . . . . . . .           54
                  (a)      Organization, Standing
                           and Power  . . . . . . . . . . . . . . . . . . . .           54

                  (b)      Authority  . . . . . . . . . . . . . . . . . . . .           54



                                    ARTICLE IV

                                     Covenants


  SECTION 4.1.    Covenants of Seller and
                    Seller Subs Relating to
                    Conduct of Business . . . . . . . . . . . . . . . . . . .           55
  SECTION 4.2.    Consultation  . . . . . . . . . . . . . . . . . . . . . . .           58

  SECTION 4.3.    Frustration . . . . . . . . . . . . . . . . . . . . . . . .           59

  SECTION 4.4.    Access to Information . . . . . . . . . . . . . . . . . . .           59
  SECTION 4.5.    Legal Conditions to Closing . . . . . . . . . . . . . . . .           60

  SECTION 4.6     Third-Party Consents; Trade Letters   of Credit . . . . . .
                                                                                        60

  SECTION 4.7     Offer of Employment; Employee
                    Benefit Plans; Welfare
                    Benefit Plans . . . . . . . . . . . . . . . . . . . . . .           63
  SECTION 4.8.    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .           67

  SECTION 4.9.    Brokers or Finders  . . . . . . . . . . . . . . . . . . . .           67

  SECTION 4.10.   Insurance . . . . . . . . . . . . . . . . . . . . . . . . .           68
  SECTION 4.11.   Agreement Not to Compete;
                    Confidentiality;
                    Nonsolicitation . . . . . . . . . . . . . . . . . . . . .           69

  SECTION 4.12.   Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . .           71

  SECTION 4.13.   Additional Agreements . . . . . . . . . . . . . . . . . . .           71

                                                                              4

                                                                                         Page
                                                                                         ----
  SECTION 4.14.     Purchase Price Allocation . . . . . . . . . . . . . . . . .           72

  SECTION 4.15.     Supplies; Names Following
                      Closing; Product Identification . . . . . . . . . . . . .           73

  SECTION 4.16.     Enforcement of Confidentiality
                      Rights  . . . . . . . . . . . . . . . . . . . . . . . . .           74
  SECTION 4.17.     Post-Closing Financial and
                       Other Information  . . . . . . . . . . . . . . . . . . .           74

  SECTION 4.18.     License and Sourcing Agreements . . . . . . . . . . . . . .           75



                                      ARTICLE V

                                 Conditions Precedent


  SECTION 5.1.      Conditions to Each Party's
                      Obligation  . . . . . . . . . . . . . . . . . . . . . . .           76
  SECTION 5.2.      Conditions to Obligation of
                      Purchaser . . . . . . . . . . . . . . . . . . . . . . . .           77

  SECTION 5.3.      Conditions to Obligation of
                      Seller and Seller Subs  . . . . . . . . . . . . . . . . .           82



                                      ARTICLE VI

                          Termination, Amendment and Waiver


  SECTION 6.1.      Termination . . . . . . . . . . . . . . . . . . . . . . . .           86
  SECTION 6.2.      Amendments and Waivers  . . . . . . . . . . . . . . . . . .           88



                                     ARTICLE VII

                                   Indemnification


  SECTION 7.1.      Indemnification by Seller                                             89
                      and Seller Subs . . . . . . . . . . . . . . . . . . . . .

  SECTION 7.2.      Indemnification by Purchaser  . . . . . . . . . . . . . . .           91
  SECTION 7.3.      Losses Net of Insurance, Etc. . . . . . . . . . . . . . . .           92

                                                                              5

                                                                                        Page
                                                                                        ----
  SECTION 7.4.     Termination of
                     Indemnification . . . . . . . . . . . . . . . . . . . . .           93

  SECTION 7.5.     Procedure . . . . . . . . . . . . . . . . . . . . . . . . .           93

  SECTION 7.6.     Other Claims. . . . . . . . . . . . . . . . . . . . . . . .           96


                                    ARTICLE VIII

                                    Tax Matters

  SECTION 8.1.     Definitions . . . . . . . . . . . . . . . . . . . . . . . .           98

  SECTION 8.2.     Taxable Periods . . . . . . . . . . . . . . . . . . . . . .           99

  SECTION 8.3.     FIRPTA  . . . . . . . . . . . . . . . . . . . . . . . . . .          100

  SECTION 8.4.     Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . .          100
  SECTION 8.5.     Preparation of W-2 Forms,
                     Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .          100



                                     ARTICLE IX

                                 General Provisions


  SECTION 9.1.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . .          101
  SECTION 9.2.     Interpretation  . . . . . . . . . . . . . . . . . . . . . .          102

  SECTION 9.3.     Survival of Representations . . . . . . . . . . . . . . . .          104

  SECTION 9.4.     Severability  . . . . . . . . . . . . . . . . . . . . . . .          105

  SECTION 9.5.     Counterparts  . . . . . . . . . . . . . . . . . . . . . . .          106
  SECTION 9.6.     Entire Agreement; No Third-Party
                     Beneficiaries . . . . . . . . . . . . . . . . . . . . . .          106

  SECTION 9.7.     Governing Law . . . . . . . . . . . . . . . . . . . . . . .          106

  SECTION 9.8.     Publicity . . . . . . . . . . . . . . . . . . . . . . . . .          107
  SECTION 9.9.     Assignment  . . . . . . . . . . . . . . . . . . . . . . . .          107

  SECTION 9.10.    Cumulative Remedies . . . . . . . . . . . . . . . . . . . .          108

  Exhibit A                Procedures and Terms for Purchase Price
                           Adjustment

  Exhibit B                Form of Smith, Gambrell & Russell Legal Opinion
  Exhibit C                Form of Purchaser's General Counsel Legal Opinion

  Schedule 1.3(a)          Promotional Obligations
  Schedule 3.1(c)          Financial Statements

  Schedule 3.1(d)          Permits
  Schedule 3.1(e)          Litigation; Decrees

  Schedule 3.1(g)          Title to Acquired Assets

  Schedule 3.1(h)-l        Owned Property
  Schedule 3.1(h)-2        Leased Property

  Schedule 3.1(j)          Owned Personal Property
  Schedule 3.1(l)          Intellectual Property and Technology

  Schedule 3.1(m)          Insurance
  Schedule 3.1(n)          Contracts

  Schedule 3.1(o)          Investments
  Schedule 3.1(p)          Suppliers; Customers

  Schedule 3.1(r)(iii)     Changes
  Schedule 3.1(s)          Employees; Officers

  Schedule 3.1(t)          Benefit Plans
  Schedule 3.1(u)          Environmental

  Schedule 3.1(v)          Agreements To Sell Assets

  Schedule 3.1(x)          Product Liability
  Schedule 3.1(y)          Affiliate Transactions

  Schedule 3.1(aa)         Tax Matters
  Schedule 4.1(a)          Ordinary Course Exceptions

  Schedule 5.2(h)          Material Required Consents

                                                               CONFORMED COPY

                 ASSET PURCHASE AGREEMENT dated as of February 26, 1996, among ROADMASTER INDUSTRIES, INC., a Delaware corporation ("Seller"), NELSON/WEATHER-RITE, INC., a Delaware corporation and a wholly owned subsidiary of Seller ("Nelson"), ACTAVA WORLD TRADE CORPORATION, a Delaware corporation and a wholly owned subsidiary of Nelson ("Actava" and, together with Nelson, "Seller Subs"), and BRUNSWICK CORPORATION, a Delaware corporation ("Purchaser").

                 Seller and Seller Subs wish to sell to Purchaser, and Purchaser wishes to purchase from Seller and Seller Subs, substantially all the assets used, intended to be used, held for use or useful in the operation and business of Seller's and Seller Subs' Nelson/Weather-Rite Division (the "Division"), upon the terms and subject to the conditions of this Agreement.

                 NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I

                      Purchase and Sale of Acquired Assets

                 SECTION 1.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1) Seller and Seller Subs agree to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase, all Seller's and Seller Subs' right, title and interest in, to and under the Acquired Assets (as defined in Section 1.2(a)).
                 SECTION 1.2. Acquired Assets and Excluded Assets. (a) The term "Acquired Assets" means all the business, properties, assets, goodwill and rights of Seller and Seller Subs of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets (as defined in Section 1.2(b)), owned, leased or licensed by Seller or Seller Subs on the Closing Date (as defined in Section 2.1) and used, intended to be used, held for use or useful in the operation and business of the Division, including:
                 (i) all real property, leaseholds and other interests in real property of Seller or any Seller Sub, including the items listed in
         Schedule 3.1(h), in each case together with Seller's and Seller Subs' right, title and interest in all buildings, improvements, fixtures and all other appurtenances thereto (the "Premises");

                 (ii) all raw materials, work-in-process, finished goods, supplies, parts and other inventories ("Inventory") of Seller or any Seller Sub, including Inventory located on the Premises, in transit, on consignment or in the possession of any vendor where title to such Inventory is held by Seller or any Seller Sub;
                (iii) all personal property and interests therein of Seller or any Seller Sub, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts and other tangible property, together with any additions thereto or replacements therefor made in the ordinary course of business ("Personal Property");
                 (iv) all accounts, notes and other receivables ("Receivables") of Seller or any Seller Sub arising out of operations of the Division;
                  (v) all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, servicemarks, trade names, copyrights, computer software programs and data, licenses with respect to the foregoing and any other similar property ("Intellectual Property");
                 (vi) all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how ("Technology");
                 (vii) all permits, licenses, consents, certificates, orders, franchises, approvals, registrations and authorizations by Governmental Entities and other Persons (each such term as defined in Section 3.1(b)) ("Permits");
                 (viii) all Seller's and Seller Subs' rights and privileges under all contracts, leases, licenses, indentures, joint venture, environmental indemnity and other agreements, commitments, sales and purchase orders and all other legally binding arrangements, whether oral or written ("Contracts"), to which Seller or any Seller Sub is a party or by which Seller or any Seller Sub is bound that are listed in
         Schedule 3.1(h)-l, 3.1(h)-2 or 3.1(n) (unless otherwise designated so on any such Schedule) and all other Contracts that relate to the operations of the Division that are not required to be listed in any such Schedule (all such Contracts, unless otherwise designated so on such Schedules, collectively referred to as "Assumed Contracts");
                 (ix) all partnership interests or any other equity interests in any partnership, joint venture, trust or other business association ("Investments") listed in

         Schedule 3.1(o) and all other Investments that relate to the operations of the Division acquired by Seller or any Seller Sub after the date of this Agreement in the ordinary course of business;
                 (x) all rights, claims, credits and causes of action to the extent relating to any of the Assumed Liabilities or the Acquired Assets, including rights, claims and causes of action under insurance policies relating thereto;
                 (xi) all prepaid expenses and all security deposits; and
                 (xii) all books, ledgers, records, files and papers, whether in hard copy or computer format, including books of account, general, financial, accounting and personnel records, invoices, lists of present and former customers and suppliers, sales and promotional literature, manuals, sales data, purchase correspondence and documentation and know-how developed or used for accounting, marketing, warehousing or any other purpose, other than the financial and tax records expressly specified in Section 1.2(b)(iv).
                 (b)  The term "Excluded Assets" means:
                 (i) all cash on hand or in banks and cash equivalents owned by Seller or any Seller Sub relating to the operations of the Division;

                 (ii) all rights of Seller or any Seller Sub under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;
                 (iii) all rights, claims and causes of action to the extent relating to any of the Excluded Liabilities (as defined in Section 1.3(b)) or the Excluded Assets, including rights, claims and causes of action under insurance policies relating thereto;
                 (iv) all financial and tax records relating to the Division that are part of Seller's general ledger, and supporting documents therefor; and
                 (v) all shares of capital stock of Seller held by Actava and all shares of capital stock of Actava held by Nelson.
                 SECTION 1.3. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing Purchaser agrees to assume, to pay, perform and discharge when due, and to indemnify Seller and Seller Subs and hold Seller and Seller Subs harmless from and after the Closing from (the obligations and liabilities identified in this Section
1.3 shall be referred to as the "Assumed Liabilities"):
                 (i) all current liabilities, including current accrued expenses, of Seller or any Seller Sub included in Closing Net Working Capital (as defined in Exhibit A hereto);
                 (ii) all Taxes (as defined in Section 8.1) relating to or arising out of the Acquired Assets accruing under the principles of
         Section 8.2 during the Post-Closing Tax Period (as defined in Section 8.1);
                 (iii) all obligations and liabilities of Seller or any Seller Sub under its (A) product warranties (but only to the extent that such obligations or liabilities are limited to repair, replacement or refund of the purchase price) for products of the Division sold to the end-users, or, in the case of Covered Products (as defined below), manufactured, by or on behalf of Seller or any Seller Sub on or prior to the Closing Date and (B) promotional obligations, including advertising allowances, guaranteed sales, freight allowances and volume discounts (but only to the extent that such promotional obligations are of the type listed on Schedule 1.3(a)) and, in the case of obligations or liabilities under either clause (A) or (B), only to the extent of the applicable aggregate reserves (in the case of clause (A)) or liabilities (in the case of clause (B)) therefor included in Closing Net Working Capital; and

                 (iv) all obligations and liabilities of Seller or any Seller Sub under the Assumed Contracts but only to the extent such obligations or liabilities (A) relate to the period from and after the Closing Date and arise from actions taken after the Closing Date or
         (B) are otherwise included in Section 1.3(a)(i).
The term "Covered Products" shall mean all (A) propane-related products to the extent Seller or any Seller Sub shall have placed a purchase order with respect thereto, (B) sleeping bags and (C) waders.
                 (b) The term "Excluded Liabilities" means any obligation or liability (other than as expressly assumed by Purchaser in Section 1.3(a) above) of Seller or any Seller Sub or relating to or arising out of the Acquired Assets, or the business, assets or operations of the Division, of any nature whatsoever whether express or implied, fixed or contingent, known or unknown, and based on, arising out of, or resulting from, acts, facts, circumstances, events or conditions occurring or existing on or prior to the Closing Date, including:
                  (i) all obligations and liabilities (including environmental liabilities) relating to or arising out of any of the Excluded Assets;
                 (ii) all Taxes imposed upon Seller or any Seller Sub or any present or former affiliate of Seller or any

         Seller Sub for any taxable period (including Taxes relating to or arising out of the transactions contemplated by this Agreement), all Taxes relating to or arising out of the Excluded Assets for any taxable period, all Taxes relating to or arising out of any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice in effect with respect to Seller, any Seller Sub or any present or former affiliate of Seller or any Seller Sub and all Taxes relating to or arising out of the Acquired Assets accruing under the principles of Section 8.2 during the Pre-Closing Tax Period (as defined in Section 8.1) ("Excluded Taxes");
                 (iii) all Transfer Taxes (as defined in Section 8.1);
                 (iv) all obligations and liabilities relating to or arising out of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance pay, disability benefits, death benefits, hospitalization, insurance or other similar plan or arrangement or understanding (whether or not legally binding) providing benefits to any present or former employee (or dependent or beneficiary thereof) of Seller or any Seller Sub, including Employees (as defined in Section 3.1(s));
                 (v) all obligations and liabilities relating to or arising out of any claims made by Employees or former employees (or their dependents or beneficiaries) or labor organizations, unions or associations representing Employees or former employees for severance or other separation benefits with respect to the employment or the failure to offer employment to, the failure to promote, or the termination of employment of (including any claims under the Worker Adjustment and Retaining Notification Act, as amended ("WARN Act"), the Age Discrimination in Employment Act ("ADEA"), the Equal Employment Opportunity Act ("EEOA") or any other applicable law), any such Employee or former employee or which are based on, arising out of, or resulting from, acts, facts, circumstances, events or conditions occurring or existing on or prior to the Closing Date, including any such claims based upon the transactions contemplated hereby;
                 (vi) all obligations and liabilities (including any environmental liabilities) relating to or arising out of any Acquired Assets, or the business, assets or operations of the Division, with respect to any claim, cause of action, proceeding or other litigation pending or threatened on the Closing Date or which is initiated at any time thereafter and based on, arising out of, or resulting from, acts, facts, circumstances, events or conditions occurring or existing on or prior to the Closing Date;
                 (vii) all obligations and liabilities based on, arising out of, or resulting from, products sold to the end-users, or, in the case of Covered Products, manufactured, by or on behalf of Seller or any Seller Sub on or prior to the Closing Date (including claims of negligence, personal injury, product damage, product liability, product warranties, promotional obligations, strict liability, product recall or any other claims (including workers' compensation, employer's liability or otherwise)), whether such obligations or liabilities are based on, arising out of, or resulting from, accidents, injuries or losses occurring on or prior to or after the Closing Date; and
                 (viii) all intercompany obligations and liabilities of Seller, any Seller Sub or the Division.
                 (c) Purchaser shall acquire the Acquired Assets free and clear of all Liens, other than Permitted Liens (each such term as defined in Section 3.1(g)), obligations and liabilities, except as expressly provided in
Section 1.3(a). Each of Seller and Seller Subs jointly and severally agrees to pay, perform and discharge, and indemnify Purchaser against and hold Purchaser harmless from, all obligations and liabilities of Seller and Seller Subs based on, arising out of, or resulting from, the Acquired Assets except those which Purchaser has expressly agreed to assume pursuant to Section 1.3(a).
                 SECTION 1.4. Purchase Price. The purchase price for the Acquired Assets shall be $120,000,000 (the "Purchase Price"), subject to adjustment as set forth in Section 1.5 and payable as set forth in Section 2.2(b).
                 SECTION 1.5. Purchase Price Adjustment. (a) The Purchase Price shall be increased by the amount that Closing Net Working Capital exceeds $45,688,000 (the "Base Amount"), and the Purchase Price shall be decreased by the amount that Closing Net Working Capital is less than the Base Amount (the Purchase Price as so increased or decreased being herein referred to as the "Adjusted Purchase Price"). If the Closing Date Amount (as defined in Section 2.2(b)) is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within 10 business days after the Closing Statement (as defined in Exhibit A hereto) becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with simple interest thereon at the prime or base rate of Chemical Bank, N.A., announced from time to time, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of actual payment (the "Applicable Rate").
                 (b) Closing Net Working Capital shall be determined according to the procedures and terms set forth in Exhibit A hereto.
                 SECTION 1.6. Prorations. The items listed below, to the extent not reflected in Closing Net Working Capital or covered by Section 8.2 ("Proration Items"), shall be apportioned between Seller and Seller Subs and Purchaser, with Seller and Seller Subs being fully responsible for all expenses, and entitled to all income, attributable to periods on or prior to the Closing Date, and Purchaser being responsible for all expenses, and entitled to all income, attributable to periods after the Closing Date:
                 (i) prepaid rent, tenant utility payments and all other percentage or additional rent, common area maintenance and sundry charges (including any HVAC charges) and commissions paid by tenants;
                 (ii) utility company charges, including electricity, gas, fuel, water and sewer charges;
                 (iii) prepaid insurance premiums; and

                 (iv) other items typically apportioned in sale of assets transactions of the type contemplated by this Agreement.

No less than 10 days prior to the Closing Date, the parties shall provide each other with a list of all Proration Items reasonably ascertainable at such time and all information necessary to determine the apportionment of such Proration Items between Seller and Seller Subs and Purchaser ("Proration Information"). To the extent practicable, any payments between the parties necessary with respect to such Proration Items shall be made as of the Closing Date. As soon as practicable after the Closing Date, the parties shall provide each other with a list of any other Proration Items and all related Proration Information. Payment for any Proration Items not made as of the Closing Date shall be made no later than 30 days after the Closing Date, together with interest thereon from the Closing Date to the date of actual payment at the Applicable Rate.


                                   ARTICLE II

                                  The Closing

                 SECTION 2.1. Closing Date. The closing of the sale and transfer of the Acquired Assets (hereinafter called the "Closing") shall take place at the offices of Cravath, Swaine & Moore, 825 8th Avenue, New York, New York, at

10:00 a.m. on the second business day following the satisfaction of the conditions set forth in Article V, or at such other time, date and place as shall be fixed by agreement among the parties hereto (such date of the Closing being hereinafter referred to as the "Closing Date").
                 SECTION 2.2. Transactions To Be Effected at the Closing. At the Closing:
                 (a) Seller and Seller Subs shall deliver to Purchaser (i) such appropriately executed deeds, bills of sale, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel; and
         (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and
                 (b) Purchaser shall deliver to Seller and Seller Subs (i) by wire transfer to an account designated in writing by Seller, by notice to Purchaser, no later than two business days prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price, less an estimate prepared by Seller in good faith and delivered to Purchaser at least two business days prior to the Closing Date of any decrease to the Purchase Price pursuant to the adjustment set forth in Section 1.5 (the Purchase Price, less any such estimate, being herein referred to as the "Closing Date Amount"); (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel; and (iii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.
                 SECTION 2.3. Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or one of Seller Subs, as applicable.

                                  ARTICLE III

                         Representations and Warranties

                 SECTION 3.1. Representations and Warranties of Seller and Seller Subs. Each of Seller and Seller Subs hereby jointly and severally represents and warrants to Purchaser as follows:

                 (a) Organization, Standing and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own the Acquired Assets owned by it and to carry on the business of the Division. Seller has heretofore delivered to Purchaser true and complete copies of the respective certificates of incorporation and By-laws of Seller and Seller Subs, in each case as amended through the date of this Agreement. It is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Acquired Assets or the nature of the Division make such qualification necessary to carry on the business of the Division, except where the failure to so qualify does not have, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 5.2(g)). Neither Seller nor any of Seller Subs has any subsidiaries that are or have been engaged in the business or operations of the Division, other than (i) in the case of Seller, Nelson, which is a subsidiary of Seller, and (ii) in the case of Nelson, Actava, which is a subsidiary of Nelson.
                 (b) Authority. It has all corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and do not require the approval of the stockholders of Seller. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms. The execution and delivery of this Agreement by it do not, and the consummation by it of the transactions contemplated hereby and the compliance with the terms hereof will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to it, any of its affiliates or any of its property, (ii) conflict with any provision of its certificate of incorporation or By-laws,
(iii) conflict with, or result in the breach of, or give rise to any right of termination, cancelation or acceleration of any right or obligation or to a loss of any benefit under, or constitute a default under or violation of (whether with notice or lapse of time or both), or result in the creation of any Lien upon any of Purchaser's assets pursuant to, any Contract to which it is a party or by which it or any of its property is bound, except as set forth on Section 3.1(n) or (iv) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any court, administrative agency or commission or other governmental or regulatory authority, body or instrumentality, domestic or foreign (a "Governmental

Entity") or any individual, corporation, partnership, joint venture, trust, business association or other entity (a "Person", which term shall include a Governmental Entity), except for (A) the filing of a premerger notification report by Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (B) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and (C) as set forth on
Schedule 3.1(n).
                 (c) Financial Statements. Schedule 3.1(c) sets forth (i) the unaudited balance sheet and statement of income of the Division as of and for the year-to-date period ended November 24, 1995 (the "Unaudited Financial Statements"), and (ii) the audited balance sheet and statements of income and cash flows of the Division as of and for the year ended December 31, 1995 (the "Audited Financial Statements", and, together with the Unaudited Financial Statements, the "Financial Statements"). Each of the Unaudited Financial Statements and the Audited Financial Statements (i) have been prepared from the books and records of Seller and Seller Subs relating to the Division in accordance with generally accepted accounting principles consistently applied (except in each case as may be described in the notes included therein) throughout the periods covered thereby, (ii) fairly present the financial condition, results of operations and, in the case of the Audited Financial Statements, cash flows of the Division as of and for the dates and periods indicated, (iii) do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as otherwise expressly stated therein and (iv) set forth therein all material assumptions upon which such Financial Statements are based.
                 (d) Compliance with Applicable Laws; Permits. (i) Each of Seller and Seller Subs has complied in all material respects with all material laws, regulations, rules and orders of all Governmental Entities applicable to it which relate to the Acquired Assets. Neither Seller nor any Seller Sub has received any written notice of any asserted violation in any material respect of any such laws, regulations, rules or orders which relate to the Acquired Assets. Neither Seller nor any Seller Sub has received any written notice that any investigation or review by any Governmental Entity with respect to any of the Acquired Assets or the Division is pending or that any such investigation or review is contemplated. Neither this paragraph (d)(i) nor paragraph (d)(ii) relates to Environmental Laws (as defined in Section 3.1(u)), as to which
Section 3.1(u) is applicable.

                 (ii) Seller or one of Seller Subs possesses or has applied for all material Permits to own or hold under lease and operate the Acquired Assets and to conduct the business of the Division. Neither Seller nor any Seller Sub has received notice of any proceedings relating to the revocation or modification of any Permit which, individually or in the aggregate, would have, or would be reasonably likely to have, a Material Adverse Effect. The Permits are identified in Schedule 3.1(d). Each of Seller and Seller Subs is operating in all material respects in compliance with the provisions, terms and conditions of the Permits.
                 (e) Litigation; Decrees. Except as set forth in Schedule 3.1(e), there is no suit, claim, action, investigation, inquiry or proceeding pending against or affecting Seller or any Seller Sub relating to the Acquired Assets. To the best knowledge of Seller and Seller Subs, there is no suit, claim, action, investigation, inquiry or proceeding threatened against Seller or any Seller Sub relating to the Acquired Assets which if adversely determined would have a material adverse effect on the business or financial condition of the Division. Neither Seller nor any Seller Sub is in default under any judgment, order, injunction, rule or decree of any Governmental Entity or arbitrator relating to the Acquired Assets.

                 (f) Undisclosed Liabilities. There are no material liabilities or obligations of any nature or kind (absolute, accrued, contingent or otherwise) except (i) as set forth or reflected in the Financial Statements (or described in the notes thereto), (ii) as disclosed in the Schedules hereto,
(iii) for liabilities incurred in the ordinary course of business since the date of the Audited Financial Statements and (iv) for Excluded Liabilities.
                 (g) Title to Acquired Assets. Either Seller or one of Seller Subs has good, valid and marketable title to all the Acquired Assets free and clear of all mortgages, claims, charges, liens, security interests, easements, rights of way, pledges, rights of first refusal, restrictions or encumbrances of any nature whatsoever ("Liens"), except for (i) mechanics', carriers', workmen's, repairmen's and other like Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, (iii) imperfections of title and other encumbrances that, individually or in the aggregate, are insignificant in character or amount and do not, except in immaterial respects, detract from, or interfere with the use, value or operation of, the Acquired Assets and (iv) Liens arising under the Credit Agreement (the "Credit Agreement") identified in Schedule 3.1(g) (the Liens described in clauses (i), (ii) and (iii) being herein referred to as "Permitted Liens"). This paragraph (g) does not relate to real property, interests in real property or leasehold interests (except that the defined term "Permitted Liens" shall be applicable to paragraph (h) of this Section 3.1 to the extent provided therein). The Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and conform in all material respects to all applicable statutes, ordinances and regulations relating to their use and operation.
                 (h) Real Property. Schedule 3.1(h)-l sets forth a complete list of all real property and interests in real property owned in fee by Seller or any Seller Sub and related to the operations of the Division (individually, an "Owned Property"). Schedule 3.1(h)-2 sets forth a complete list of all real property and interests in real property leased by Seller or any Seller Sub and related to the operations of the Division, whether capitalized or operating (individually, a "Leased Property"). Either Seller or one of Seller Subs has good fee title, insurable without material qualification, to all Owned Property free and clear of all Liens other than (A) Permitted Liens, (B) recorded easements, covenants, rights-of-way and other similar restrictions, (C) zoning, building and other similar restrictions of record and
(D) Liens arising under the Credit Agreement, none of which such items set forth in clauses (A) through (C) above, individually or in the aggregate, could reasonably be expected to impair, except in immaterial respects, the continued use and operation of the Owned Property in the business of Seller or any Seller Sub, as presently conducted. Either Seller or one of Seller Subs is the lessee of all the Leased Property and is in possession of the premises purported to be leased thereunder, and each such lease is valid without any material default thereunder by Seller or any Seller Sub, as applicable, or, to Seller's and Seller Subs' knowledge, by the lessor.
                 (i) Inventories. All Inventory included in the Acquired Assets are (A) free of any material defect or deficiency, (B) in good, usable and currently marketable condition in the ordinary course of business of the Division consistent with past practice (subject, in the case of raw materials and work-in-process, to the completion of the production process) and (C) properly stated on the Financial Statements at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with generally accepted accounting principles.

                 (j) Personal Property. Schedule 3.1(j) sets forth a brief description of each item of owned Personal Property having a cost in excess of $10,000, indicating, in each case, the purchase price thereof, the year of purchase and the accumulated book depreciation. Each such item of Personal Property is in good working order, is free from any material defects and has been well maintained, and no repairs, replacements or regularly scheduled maintenance relating to such items have been deferred.
                 (k) Receivables. All Receivables included in the Acquired Assets (i) represent actual indebtedness incurred by the applicable account debtors, (ii) are good and collectible in the ordinary course of business of Seller or one of Seller Subs, less any reserves for doubtful accounts reflected on (A) the Financial Statements or (B) in the case of currently existing Receivables arising since the date of the Audited Financial Statements, on Seller's or such Seller Sub's current books and records, (iii) have arisen in the ordinary course of the Division's business and (iv) will not be subject on the Closing Date to any prior Lien of any nature whatsoever.
                 (l) Intellectual Property and Technology. Schedule 3.1(l) sets forth a true and complete list of all Intellectual Property and Technology of the Division and, to the extent indicated on such Schedule, such Intellectual

Property has been duly registered in, applications have been filed in or patents or certificates of registration have been issued by the United States Copyright Office or the United States Patent and Trademark Office, the appropriate offices in the various states of the United States and the appropriate offices of such other jurisdictions (foreign or domestic). Except as set forth on Schedule 3.1(l), either Seller or one of Seller Subs is the sole and exclusive owner of all the Intellectual Property and has received no written notice from any other Person pertaining to or challenging the right of Seller or such Seller Sub, as applicable, to use any of the Intellectual Property or any rights thereunder. Except as set forth on item 5 of Schedule 3.1(l), the current use of the Intellectual Property in the operations of the Division does not, to the knowledge of Seller and Seller Subs, conflict with, infringe upon or violate any intellectual property rights, including any patent, copyright, trademark or trade name, of any other Person. Except as set forth on Schedule 3.1(l), neither Seller nor any Seller Sub has granted any licenses or other rights, and neither Seller nor any Seller Sub has any obligation to grant licenses or other rights to any of the Intellectual Property or Technology, to any other Person. Seller and Seller Subs have taken all reasonable and prudent steps to protect the Intellectual Property and Technology from infringement by any other Person. Except as set forth on item 5 of
Schedule 3.1(l), neither Seller nor any Seller Sub has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property or Technology. Except as set forth on item 5 of Schedule 3.1(l), there have not been and are not pending, or to Seller's and Seller Subs' knowledge, threatened, any suits, claims, actions or proceedings involving Seller or any Seller Sub concerning the infringement or misappropriation of any intellectual property rights of any other Person or otherwise concerning Seller's or any Seller Sub's ownership interest in any of the Intellectual Property. There are no interferences or other contested proceedings, either pending or, to the knowledge of Seller and Seller Subs, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other Governmental Entity, relating to any pending application with respect to any of the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, impair or modify Seller's or any Seller Sub's rights or obligations with respect to the Intellectual Property or the Technology.
                 (m) Insurance. All the material properties and businesses constituting any part of the Acquired Assets are insured for Seller's or one of Seller Sub's benefit, as applicable, and will be so insured through the Closing, in amounts and against risks consistent with past practice. Schedule 3.1(m) contains a list of all insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since the date that is two years prior to the date of this Agreement) currently maintained by or on behalf of Seller or one of Seller Subs on the Acquired Assets. All such policies are (and pending the Closing will continue to be) in full force and effect, and Seller or one of Seller Subs, as applicable, is not in default in any material respect with respect to any provision contained in any such insurance policy, nor has Seller or such Seller Sub, to the best of their knowledge, failed to give any notice or present any claim thereunder with respect to the Acquired Assets in due and timely fashion. Except as set forth on Schedule 3.1(m), neither Seller nor any Seller Sub self-insures or has self-insured any risks with respect to the Acquired Assets.
                 In the two years preceding the date of this Agreement neither Seller nor any Seller Sub has been denied any insurance or indemnity bond coverage which it has requested with respect to the Acquired Assets or received written notice from or on behalf of any insurance carrier presently providing insurance relating to the Acquired Assets that (i) insurance rates have been or may or will be substantially increased, (ii) there has been or will be no renewal of such policies or (iii) material alterations to any of the properties or business operations of Seller or one of Seller Subs are or will be necessary or required by such carrier.
                 (n) Contracts. (i) Except for Contracts listed on Schedule 3.1(h)-l, 3.1(h)-2 or 3.1(n), and except for contracts relating exclusively to the Excluded Assets, neither Seller nor any Seller Sub is a party to or bound by any Contract affecting the Acquired Assets or the Assumed Liabilities which is a:
                 (1) Contract for the employment of any Person or any
                     consulting agreement with any Person;
                 (2) Contract with any labor organization, union or
                     association;
                 (3) Contract with any shareholder, director, officer, subsidiary or affiliate of Seller or any Seller Sub;
                 (4) indenture, note, loan or credit agreement, letter of credit or other Contract relating to the borrowing of money by Seller or any Seller Sub or to the direct or indirect guarantee or assumption by Seller or any Seller Sub of the obligation of any other Person, including any arrangement which has the economic effect although not the legal form of a guarantee;
                 (5) power of attorney (other than powers of attorney given in the ordinary course of the Division's business with respect to routine tax and securities matters) or other agency agreement;
                 (6) Contract not made in the ordinary course of business;
                 (7) covenant not to compete or confidentiality agreement;
                 (8) lease or similar agreement under which (A) Seller or any Seller Sub is a lessee of, or holds or operates, any real property owned by any other Person or (B) Seller or any Seller Sub is a lessor of, or makes available for use by any other Person, any real property owned or held as lessee by Seller or such Seller Sub;
                 (9) lease or similar agreement under which (A) Seller or any Seller Sub is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any other Person having a fair market value in excess of $10,000 or

         (B) Seller or any Seller Sub is a lessor of, or makes available for use by any other Person, any Personal Property owned (including ownership for tax purposes) by Seller or such Seller Sub having a fair market value in excess of $10,000;
                 (10) Contract (including vendor supply contracts and customer "blanket" purchase orders) involving payment by Seller or any Seller Sub of more than $50,000 or extending for a term more than 30 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice);
                 (11) Contract (including vendor supply contracts and "blanket" sales orders) involving the obligation of Seller or any Seller Sub to deliver products or services for payment of more than $50,000 or extending for a term more than 30 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice);
                 (12) Contract for the sale of any of the Acquired Assets (other than Inventory sales in the ordinary course of business) or the grant of any rights to purchase any of the Acquired Assets (including any right of first negotiation or first refusal) or requiring the consent of any party to the transfer thereof;

                 (13) mortgage, pledge, security agreement, deed of trust, financing statement or other document granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);
                 (14) Contract with, or license or Permit by or from, any Governmental Entity;
                 (15) foreign currency exchange or similar Contract;
                 (16) Contract for any joint venture, partnership or similar arrangement;
                 (17) Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt of in excess of $5,000 by Seller or any Seller Sub;
                 (18) Contract providing for the provision of advertising services and involving the payment or receipt of in excess of $15,000 by Seller or any Seller Sub;
                 (19) Contract relating to the ownership, use or licensing of any Intellectual Property or Technology;
                 (20) Contract (other than purchase orders) with one or more of the 10 largest customers of products and services of the Division; or

                 (21) Contract other than as set forth above to which Seller or any Seller Sub is a party or by which it or any of its assets or businesses is bound or subject to that is material to the Division or the use or operation of the Acquired Assets.
Subject to the last sentence of this paragraph (n) and except as disclosed in
Schedule 3.1(h)-l, 3.1(h)-2 or 3.1(n), each Contract listed in such Schedules is a valid and binding obligation of each of Seller and Seller Subs, to the extent named as parties thereto or bound thereby, and, to the best of Seller's and Seller Subs' knowledge, each of the other parties thereto, enforceable in accordance with its terms and in full force and effect. Except as disclosed in such Schedules, none of Seller, Seller Subs or, to the best of Seller's and Seller Subs' knowledge, any other party to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract listed in such Schedules. Neither Seller nor any Seller Sub has, except as disclosed in such Schedules, received any notice of the intention of any party to terminate any such Contract. Complete and correct copies of all Contracts referred to in such Schedules, together with all modifications and amendments thereto, have been delivered or made available to Purchaser.

                 (ii) Schedule 3.1(n) lists each Contract with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof (each, a "Required Consent").
                 (o)  Investments; Exclusively Conducted.
                 (i) Schedule 3.1(o) is a list of all Investments (other than Investments that are Excluded Assets) owned by Seller or any Seller Sub on the date of this Agreement relating to the Division.
                 (ii) The business and operation of the Division is conducted exclusively and solely by Seller or one of Seller Subs and not by any of Seller's other affiliates, and no assets or properties relating to the Acquired Assets or the Division are owned or leased by any such affiliates.
                 (p) Suppliers; Customers. Schedule 3.1(p) contains a true and complete list of the names and addresses of the 15 largest suppliers (indicating dollar volume and percentage of product purchases for each) of products and services to the Division and the 25 largest customers (indicating dollar volume and percentage of sales for each) of products and services of the Division, in each case for the 12 months ended December 31, 1995, indicating the existing contractual arrangements for continued supply from or to each such Person. Except as set forth in Schedule 3.1(p), neither Seller nor any Seller Sub has received any notice of, and knows of no reasonable basis for, any development which threatens to affect adversely its arrangements with such customers and suppliers.
                 (q) Sufficiency of Acquired Assets. The Acquired Assets comprise all the assets used, held for use, intended to be used or useful in connection with the Division's business that are necessary for the conduct of the business of the Division in the same manner as currently conducted (except for the Excluded Assets specified in Sections 1.2(b)(i) and (iv)).
                 (r) Absence of Certain Changes or Events. Except as set forth in the Schedules hereto (including, in the case of clause (iii) below, Schedule 3.1(r)(iii)), since the date of the Audited Financial Statements:
                 (i) there has been no change which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;
                 (ii) there has not been any material damage or destruction to, or any sale or other disposition of, any of the Acquired Assets, except for sale of Inventory in the ordinary course of business;
                 (iii) there has not been any increase in, or commitment to increase, the compensation paid or payable to employees of the Division;
                 (iv) there has not been any amendment or termination, or proposed or threatened amendment or termination, of any Contract or Permit;
                 (v) Seller and Seller Subs have operated the Division in the ordinary course of business so as to preserve the Division intact, to keep available to the Division the services of its officers and employees and to preserve the Division's relationship and goodwill with its suppliers, customers, distributors, creditors, lenders and others having business or financial dealings with it; and
                 (vi) none of Seller, any Seller Sub or their respective affiliates has directly or indirectly taken or agreed to take any action that it would not be permitted to take pursuant to Section 4.1.
                 (s) Employees; Officers. Schedule 3.1(s) lists the name and address of each active and inactive employee, each officer and each consultant of the Division (each, an "Employee") as of December 31, 1995, together with each such person's current annual salary (including bonus), a description of applicable bonus or benefit plans applicable to each such person and, in the case of any such person that was paid by the Division in excess of $25,000 for the period from January 1, 1995, through December 31, 1995, such person's current job title or relationship to the Division.
                 (t) Employee Benefits; Labor Matters. (i) Schedule 3.1(t) contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA) (a "Welfare Plan") and each other material plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance or termination, fringe benefits or other employee benefits, in each case currently maintained or contributed to by Seller, any Seller Sub or their respective affiliates (whether or not legally binding) on behalf of active employees of the Division who are employed in the United States and each employee benefit plan maintained or contributed to by Seller, any Seller Sub or their respective affiliates outside the United States on behalf of active foreign employees of the Division who are employed outside the United States (all the foregoing being herein called "Benefit Plans"). Seller has furnished to Purchaser copies of (1) each Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (3) the most recent summary plan description (or similar document) for each Benefit Plan and (4) all insurance policies and other funding or financing agreements and material service agreements relating to the Benefit Plans.
                 (ii) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability to Purchaser.
                 (iii) All contributions to Benefit Plans that are Pension Plans (hereinafter "Business Pension Plans") that were required to be made in accordance with Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), have been timely made, no Business Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code, and no Business Pension Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of its most recent plan year. Except as set forth in Schedule 3.1(t), none of the Business Pension Plans are "multiemployer plans" within the meaning of 3(31) of ERISA.
                 (iv) As of the most recent valuation date for each Business Pension Plan covering Transferred Employees (as defined in Section 4.7(a)) that is a "defined benefit plan" (as defined in Section 3(35) of ERISA (hereinafter a "Defined Benefit Plan")), there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan and neither Seller nor any Seller Sub is aware of any facts or circumstances that would materially change the funded status of any such Defined Benefit Plan. Seller has furnished to Purchaser the most recent actuarial report or valuation with respect to each Defined Benefit Plan. The information supplied to the plan actuary by Seller or any subsidiary of Seller for use in preparing those reports or valuations was true, complete and accurate in all material respects and neither Seller nor any Seller Sub has any reason to believe that the conclusions expressed in those reports or valuations are incorrect.
                 (v) All the Benefit Plans, as adopted or as they may have been amended, comply in all material respects with currently applicable provisions of the Code and

         ERISA and other applicable laws and have been administered in accordance with its terms. Seller has furnished to Purchaser a copy of the most recent determination letter received with respect to each Business Pension Plan for which such a letter has been issued.
                 (vi) With respect to any Business Pension Plan subject to Title IV of ERISA, no event has occurred, or is reasonably expected to occur as a result of the transactions contemplated by this Agreement, which will result in any material liability to any such plan or to the Pension Benefit Guaranty Corporation, other than for the payment of contributions or premiums, all of which have been paid when due. Seller has furnished to Purchaser the most recent actuarial report or valuation with respect to each Business Pension Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA).
                 (vii) Each of Seller and Seller Subs complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code).
                 (viii) No Benefit Plan disclosed in Schedule 3.1(t) which is a Welfare Plan provides for post-retirement medical or dental benefits to Employees or their dependents who are participants or beneficiaries thereunder.
                 (ix) No Employee will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.
                 (x) Except as set forth in Schedule 3.1(t), neither Seller nor any Seller Sub is a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labor organization, union or association or other commitment respecting employment or compensation of any of the Employees, and no Employees are represented by any labor organization, union or association.
         There is no existing or, to Seller's or any Seller Sub's knowledge, threatened labor disturbance by Employees.
                 (u)  Environmental Matters.  (i)  Except as disclosed in
Schedule 3.1(u) and except for activities and operations by Persons unrelated to Seller or any Seller Sub, the existence of which Seller and Seller Subs, to the best of their knowledge, are unaware of, all facilities owned, leased, used or operated by Seller, any Seller Sub or any predecessor in interest in the business of the Division

("Division Facilities") have been, and continue to be, owned, leased, used or operated in compliance in all respects with all applicable Federal, state, local and foreign laws, statutes, regulations, rules, binding guidelines, ordinances, decrees or orders relating to environmental contamination or pollution, the protection of natural resources or employee health or safety, as enacted, amended or reauthorized or promulgated, including common law ("Environmental Laws"), except in such a manner that does not have, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
                 (ii) Except as disclosed in Schedule 3.1(u), (a) Seller or one of Seller Subs holds and is in substantial compliance with all environmental permits, licenses, consents, certificates, orders, franchises, approvals, registrations and authorizations ("Environmental Permits") required in the conduct of the business of the Division under all Environmental Laws, and all such Environmental Permits are currently in effect, and (b) each of Seller and Seller Subs has complied in all respects with all Environmental Laws, including those relating to any Hazardous Substance (as defined below) or toxic substances or waste, including petroleum, its by-products or fractions, and radioactive materials ("Hazardous Materials"), other than in such a manner that does not have, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. "Hazardous Substance" shall have the meaning assigned to it in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").
                 (iii) Each of Seller and Seller Subs has made timely applications for renewals for all Environmental Permits that are scheduled to expire by December 31, 1996, except for such Environmental Permits for which, by their terms or by operation of law, application for renewal need not be made more than 90 days before their expiration. A complete list of Seller's and Seller Subs' Environmental Permits and applications for renewal is set forth in
         Schedule 3.1(u).
                 (iv) Except as disclosed in Schedule 3.1(u), no notice, citation, summons, order or consent decree has been issued, no complaint has been filed, no penalty has been assessed, and, to the best of Seller's and Seller Subs' knowledge, no investigation or review is pending or has been threatened by any Governmental Entity or other Person (a) with respect to any alleged violation by Seller or any Seller Sub in the conduct of the business of the Division of any Environmental Law,

         (b) with respect to any alleged failure by Seller or any Seller Sub in the conduct of the business of the Division to have or to comply with any required Environmental Permit or (c) with respect to alleged violations of any Environmental Law concerning the generation, use, possession, treatment, storage, recycling, transportation or disposal ("Management") of any Hazardous Material by Seller or any Seller Sub in the conduct of the business of the Division.
                 (v) Except as disclosed in Schedule 3.1(u), neither Seller nor any Seller Sub has received any request for information, notice of claim, demand or notification that it is or may be potentially responsible under any Environmental Law with respect to any investigation or cleanup of any threatened or actual release of any Hazardous Material.
                 (vi)  With respect to the Division or the Division Facilities,
         Schedule 3.1(u) identifies (a) all environmental audits, assessments or occupational health studies known to Seller or any Seller Sub undertaken by, or at the direction of, any Governmental Entity, Seller or any Seller Sub or any predecessor in interest; (b) the results of the most recent analyses of water (including groundwater analyses), soil, air or asbestos samples where noncompliance or contamination is indicated; (c) the most recent inspection of each operating facility by the Environmental Protection Agency or other Governmental Entity provided to Seller or any Seller Sub by such Agency or authority; (d) written communications with all Governmental Entities relating to issues of noncompliance or contamination; and (e) any claim or complaint concerning environmental matters.
                 (vii) Except as disclosed in Schedule 3.1(u), each of Seller and Seller Subs has reported, or has reason to believe that a responsible party has reported, promptly to appropriate authorities each unauthorized Release (as defined below) of any Hazardous Substance at any facility leased, owned, used or operated by Seller, any Seller Sub or any predecessor in interest in the business of the Division where the report was required by law. Each such reported unauthorized Release of any Hazardous Substance is also disclosed in
         Schedule 3.1(u). For purposes hereof, Release shall have the meaning assigned to it in Section 101(22) of CERCLA.
                 (viii) Except as disclosed in Schedule 3.1(u), neither Seller, any Seller Sub nor, to the best of Seller's or any Seller Sub's knowledge, any predecessor in interest, has disposed, treated, or arranged for the storage, disposal or treatment of, any Hazardous

         Material at a site or location, or has leased, used, owned a site or location, including any site which, pursuant to CERCLA or other similar state law: (a) has been placed on the National Priorities List or its state equivalent; (b) the Environmental Protection Agency or relevant state authority has proposed, or is proposing, to place on the National Priorities List or state equivalent; (c) is on notice of, or subject to a claim, administrative order or other demand, either to take "removal", "remedial" or "corrective" action as those terms are defined by CERCLA, the Resource Conservation and Recovery Act ("RCRA") or other Environmental Law or to reimburse any person who has taken "removal", "remedial" or "corrective" action in connection with that site; (d) has filed (or had filed with respect to it) notification of hazardous waste activities; or (e) is on the Comprehensive Environmental Response Compensation Liability Information System List or any state equivalent.
                 (ix) There are no environmental liens on any properties owned or leased by Seller or any Seller Sub and used in the business of the Division, and, to the best of Seller's and Seller Subs' knowledge, no governmental actions have been taken or are in process or pending which would subject any of such properties to such liens.
                 (x) Schedule 3.1(u) sets forth the age, contents or former contents of any storage tanks that are, to the best knowledge of Seller and Seller Subs, located on premises owned or operated by Seller or any Seller Sub and related to the business of the Division. Except as set forth in Schedule 3.1(u) and except for any tanks abandoned by Persons unrelated to Seller or any Seller Sub, the existence of which Seller and Seller Subs, to the best of their knowledge, are unaware of, neither Seller nor any Seller Sub has owned or operated, or presently owns or operates, any underground storage tanks as defined in RCRA. Except as set forth in Schedule 3.1(u), all Seller's or any Seller Sub's tanks and pipes pertinent thereto are currently and have been in the past in good condition and do not leak.
                 (xi) To the best knowledge of Seller and Seller Subs, there has been no treatment, storage, disposal, handling or Release of any Hazardous Material on any property currently or formerly owned, operated or leased by Seller or any Seller Sub that could reasonably be expected to lead to any liability that would have a Material Adverse Effect.

                 (xii) Except as set forth in Schedule 3.1(u), to the best knowledge of Seller and Seller Subs, there are no polychlorinated biphenyls, asbestos or urea formaldehyde insulation in or on premises owned or operated by Seller or any Seller Sub.
                 (v) No Other Agreements To Sell the Assets. Except as set forth in Schedule 3.1(v), neither Seller nor any Seller Sub nor any of their respective officers, directors, shareholders or affiliates has any commitment or legal obligation, absolute or contingent, to any Person other than Purchaser to sell, assign, transfer or effect a sale of any of the Acquired Assets, other than Inventory in the ordinary course, to sell or effect a sale of the capital stock of any Seller Sub, to effect any merger, consolidation, liquidation, dissolution or other reorganization of any Seller Sub or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.
                 (w) Material Misstatements or Omissions. To the best of Seller's and Seller Subs' knowledge, no statements, representations or warranties by Seller or any Seller Sub contained herein (including the Schedules hereto), or in any document, exhibit, statement, certificate or Schedule heretofore or hereafter furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained herein and therein not misleading. Seller and Seller Subs have endeavored to disclose all events, conditions and facts materially affecting the Acquired Assets and the Division.
                 (x) Product Liability. Except as disclosed in Schedule 3.1(x), there are no actions, suits, inquiries, proceedings or investigations by or before any Governmental Entity or, to the knowledge of Seller or Seller Sub, threatened, against or involving Seller or any Seller Sub relating to any product alleged to have been manufactured or sold by Seller or any Seller Sub in the Division and alleged to have been defective or improperly designed or manufactured.
                 (y)  Transactions with Affiliates.  Except as set forth in
Schedule 3.1(y), there are no contracts or arrangements (formal or informal, written or oral), directly or indirectly, between Seller or any Seller Sub, on the one hand, and any other Persons controlling, under common control with or controlled by Seller or any Seller Sub, on the other hand, relating to the Acquired Assets.
                 (z) Division Acquisition Agreements; Valuation Reports. Seller has delivered to Purchaser true and complete copies of (i) the Agreement and Plan of

Reorganization dated as of July 20, 1994 (the "Actava Agreement"), by and among The Actava Group Inc., Diversified Products Corporation, Hutch Sports USA, Inc., Nelson/Weather-Rite, Inc., Willow Hosiery Company, Inc. and Roadmaster Industries, Inc., (ii) the Asset Purchase Agreement dated as of March 1, 1995 (the "MZH Agreement"), among MZH, Inc., MZH Contracting Corp. and Roadmaster Industries, Inc. and (iii) all documents, exhibits, statements, certificates, schedules and other agreements relating to either thereof. Seller has delivered to Purchaser a true and complete copy of any opinion, report, study, presentation, appraisal or similar document received by Seller or any Seller Sub with respect to a valuation of the Division or any of the Acquired Assets.
        (aa) Tax Matters.  Except as otherwise provided in Schedule 3.1(aa),
(i) each of Seller and Seller Subs, and each consolidated, combined or affiliated group of which Seller or any Seller Sub is or has been a member, has timely filed or caused to be filed, within the time and in the manner prescribed by applicable law and regulations, with the relevant Taxing Authorities (as defined below), all material returns required to be filed by or on behalf of it ("Returns"), and each such Return was true, complete and accurate in all material respects at the time of filing; (ii) all Taxes of Seller or any Seller Sub, or for which

Seller or any Seller Sub could otherwise be held liable, or which relate to the Acquired Assets or the Division, or for which a Lien could otherwise be imposed after the Closing Date upon any Acquired Asset (except for Permitted Liens described in clause (ii) of the definition thereof) (all such Taxes, "Covered Taxes") have been duly and timely paid; (iii) no Returns with respect to Covered Taxes are under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by Seller or any Seller Sub or any of their respective affiliates; (iv) each material deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid; and (v) no material issues were raised in writing by the relevant Taxing Authority during any audit or examination relating to Covered Taxes, and no issues which could reasonably be expected to have a material adverse effect during a Post-Closing Tax Period on the business or financial condition of the Division were raised in writing by the relevant Taxing Authority during any audit or examination for Covered Taxes. The term "Taxing Authority" shall mean any governmental or regulatory authority, body or instrumentality, domestic or foreign, exercising any Taxing authority or Tax regulatory authority.

                 SECTION 3.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller and Seller Subs as follows:
                 (a) Organization, Standing and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.
                 (b) Authority. It has the corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and do not and will not require the approval of the stockholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to it, any of its affiliates or any of its property, (ii) conflict with any provision of the certificate of incorporation or By-laws of

Purchaser or (iii) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person, except for (A) the filing of a premerger notification report by Purchaser under the HSR Act and (B) compliance with and filings under Section 13(a) of the Exchange Act.

                                   ARTICLE IV

                                   Covenants

          SECTION 4.1. Covenants of Seller and Seller Subs Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing, each of Seller and Seller Subs jointly and severally agrees (except as expressly provided in this Agreement or the Schedules or to the extent that Purchaser shall otherwise consent in writing) that:
          (a) Ordinary Course. Seller and Seller Subs shall carry on the business of the Division and operate the Acquired Assets in the ordinary course in substantially the same manner as presently conducted, maintain the business records of the Division in substantially the same manner as presently maintained and use all reasonable efforts to preserve intact the Division's present business organization, keep available the services of the Division's present officers and employees and preserve the Division's goodwill and relationships with customers, suppliers, distributors, creditors, lenders and others having business or financial dealings with the Division. Without in any way limiting the foregoing, Seller and Seller Subs shall not, and shall not agree to, and will not permit their respective affiliates to, or to agree to, without the prior written consent of Purchaser:
                 (i) purchase or otherwise acquire assets that would constitute Acquired Assets from any Person in excess of an aggregate of $25,000 for all such purchases and other acquisitions, other than Inventory in the ordinary course of business;
                 (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber, any assets that would constitute Acquired Assets other than the sale of Inventory in the ordinary course of business;
                 (iii) amend or modify in any material respect or terminate or fail to renew any Contract set forth in Schedule 3.1(h)-1, 3.1(h)-2 or 3.1(n) or enter into any other Contract which, if in existence on the date hereof, would be required to be set forth in any such Schedule;
                 (iv) commit to make capital expenditures in excess of an aggregate of $25,000 for all such capital expenditures relating to the Division or the Acquired Assets, other than capital expenditures set forth on Schedule 4.1(a);
                 (v) (A) except as required by law, enter into, adopt or amend in any material respect or terminate any Benefit Plan or any other agreement, arrangement, plan or policy affecting employees; or (B) increase the compensation of any Transferred Employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement; or
                 (vi) agree, whether in writing or otherwise, to do any of the foregoing.
                 (b) Affirmative Covenants. Each of Seller and Seller Subs shall, and shall cause their respective affiliates to:
                 (i) (A) maintain the Acquired Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted; (B) upon any damage, destruction or loss to any of the Acquired Assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the Acquired Assets before such event or, if required, to such other (better) condition as may be required by applicable law; and (C) maintain its level and quality of Inventory and supplies, raw materials and spare parts in the ordinary course in a manner consistent with its practices in place as of the date of the Audited Financial Statements; and
                 (ii) use its best efforts to obtain, prior to the Closing Date, all Required Consents.
                 SECTION 4.2. Consultation. In connection with the continuing operation of the Division between the date of this Agreement and the Closing, Seller and Seller Subs shall use reasonable efforts to consult in good faith on a regular and frequent basis with the representatives for Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Purchaser or such representatives. Seller and Seller Subs each acknowledge that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall have no liability or responsibility for any actions of Seller, any Seller Sub or any of their respective officers or directors with respect to matters which are the subject of such consultations unless Purchaser expressly consents to such action in writing.
                 SECTION 4.3. Frustration. Neither Seller nor any Seller Sub shall take any action that would or could reasonably be expected to result in any of the representations and warranties of Seller and Seller Subs set forth in this Agreement becoming untrue (including the accuracy of the Schedules) or in any of the conditions of the Closing set forth in Article V not being satisfied.
                 SECTION 4.4. Access to Information. Each of Seller and Seller Subs shall afford to Purchaser and its officers, directors, principals, attorneys, accountants, employees and other representatives reasonable access during normal business hours during the period prior to the Closing to all the properties, books, work papers of its accountants, Contracts, commitments, tax returns and records of the Division, and, during such period, shall furnish promptly to Purchaser or any such other Person any information or data concerning the Division as Purchaser or any such other Person may reasonably request. Purchaser acknowledges that any information being provided to it or its representatives by Seller or any Seller Sub pursuant to this Agreement is subject to the terms of a confidentiality agreement between Purchaser and Seller dated May 3, 1995 (the "Confidentiality Agreement"), which terms are incorporated herein by reference.
                 SECTION 4.5. Legal Conditions to Closing. Each of Purchaser, Seller and Seller Subs will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it or any of its subsidiaries with respect to the Closing (including the prompt filing of the premerger notification report under the HSR Act and the furnishing of all information required under the HSR Act) and will promptly cooperate with and furnish information to each other and to other parties in connection with any such legal requirements. The filing fees under the HSR Act shall be borne by Purchaser.
                 SECTION 4.6.  Third-Party Consents; Trade Letters of Credit.
(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereof, would constitute a breach or other contravention thereof, would be ineffective with respect to any party thereto or would in any way adversely affect the rights of Seller or any Seller Sub or, upon transfer, Purchaser thereunder.
                 (b) Pursuant to Section 4.1(b)(ii), each of Seller and Seller Subs has agreed that between the date hereof and the Closing Date it will use its best efforts to obtain the Required Consents, including the Required Consent of the lenders under the Credit Agreement. If (i)(A) any Required Consent identified as a "Material Required Consent" on Schedule 5.2(h) is not obtained prior to the Closing Date and (B) notwithstanding the provisions of Section 5.2(h) Purchaser elects to consummate the Closing or (ii) any other Required Consent is not obtained, Purchaser may, at its option, endeavor to obtain any such Material Required Consents or other Required Consents and Seller and Seller Subs shall be jointly and severally liable to Purchaser for all costs incurred by Purchaser in respect of any such Material Required Consents or other Required Consents it attempts to obtain. Seller, Seller Subs and Purchaser will cooperate in an arrangement reasonably satisfactory to Purchaser, Seller and Seller Subs under which Purchaser shall obtain the claims, rights and benefits and assume the corresponding obligations under any Contracts with respect to which the Required Consents have not been obtained in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser and enforcement of any and all rights of Seller and Seller Subs against the other party thereto arising out of a breach or cancellation thereof by the other party. Seller or one of Seller Subs, as applicable, will promptly pay to Purchaser when received all money received under any Contract or any other Acquired Asset, or any claim, right or benefit arising thereunder, that has been assigned to Purchaser or which Seller or one of Seller Subs has made an arrangement to the satisfaction of Purchaser to provide pursuant to this
Section 4.6.

                 (c) With respect to the Required Consent of the lenders under the Credit Agreement, Purchaser (i) acknowledges that, prior to such lenders providing such Required Consent, (A) the reimbursement obligations for the undrawn balances of any trade letters of credit outstanding pursuant to the Credit Agreement must be assumed or otherwise guaranteed by Purchaser or (B) such other arrangements must be made that are satisfactory to such lenders given such lenders' liability under such letters of credit; and (ii) agrees to so assume or otherwise guarantee, or effect such other arrangements with respect to, the reimbursement obligations for the undrawn balances of any trade letters of credit of the Division, whether outstanding pursuant to the Credit Agreement or otherwise; provided, that Seller and Seller Subs agree to cooperate with and facilitate any such assumption, guarantee or other arrangements.
                 SECTION 4.7. Offer of Employment; Employee Benefit Plans; Welfare Benefit Plans. (a) Continuation of Employment. Purchaser shall offer employment to such Employees actively at work on the Closing Date ("Active Employees") as Purchaser, in its sole discretion, shall elect. Purchaser may also offer employment to any Employee who is not actively at work on the Closing Date due to leave of absence, disability leave, military leave or layoff with recall rights ("Inactive Employees"). The period of such employment shall, in the case of Active Employees offered employment by Purchaser, begin on the Closing Date, and, in the case of Inactive Employees offered employment by Purchaser, on the date that they first become eligible for reemployment. For purposes of this Agreement, Active Employees who immediately following the Closing continue their employment with the Division and Inactive Employees (but only to the extent that they become reemployed by Purchaser following the Closing) shall be referred to herein collectively as "Transferred Employees". Nothing herein shall be construed as requiring Purchaser to continue any Transferred Employee in employment following the Closing.
                 (b) Accrued Vacation. Purchaser shall credit each Transferred Employee with the unused vacation days, holidays and any personal and sickness days accrued by such Transferred Employee as of the Closing Date under the applicable policy of Seller or one of Seller Subs.
                 (c)  Benefit Plans.
                 (i) Participation in Benefit Plans. Transferred Employees shall be given credit for all service with Seller and its subsidiaries credited as of the Closing Date under the applicable plans of Seller or its subsidiaries with respect to all employee benefit plans and arrangements of Purchaser or any of its subsidiaries in which such

Transferred Employees become participants for purposes of eligibility and vesting (other than for purposes of any early retirement subsidy under Purchaser's pension plans), to the same extent as if such service had been rendered to Purchaser or any of its subsidiaries.
                 (ii) Tax-Qualified Defined Contribution Plans. Effective as of the Closing, Transferred Employees shall be fully vested by Seller and Seller Subs in their account balances under each applicable defined contribution plan of Seller and Seller Subs intended to qualify under Section 401(a) of the Code, including each 401(k) and employee stock ownership plan.
                 (iii)  Medical and Disability Benefits; Life Insurance.
         Seller and Seller Subs shall be responsible in accordance with their applicable welfare plans in effect prior to the Closing for all medical and dental claims for expenses incurred on or prior to the Closing Date by Transferred Employees and other Employees, former employees and their dependents, including claims which are filed after the Closing Date. Reimbursement of employees and their dependents for medical and dental expenses associated with such claims (including claims submitted on behalf of disabled employees and their dependents) shall be determined in accordance with the terms of Seller's and Seller Subs' medical and dental programs as in effect immediately prior to the Closing Date. Purchaser shall be responsible for all medical and dental claims for expenses incurred after the Closing Date with respect to Transferred Employees. Purchaser shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to a Transferred Employee. Purchaser agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Transferred Employees during the 1996 calendar year for purposes of satisfying the 1996 calendar year deductibles and co-payments limitations under the relevant benefit plans of Purchaser and its subsidiaries. Each of Seller and Seller Subs agrees that it shall be responsible for providing appropriate severance and termination benefits under Seller's and Seller Subs' applicable plans and arrangements consistent with past practice, including providing COBRA coverage under its medical and dental plans for all its Employees (and their eligible dependents) who are not Transferred Employees.
                 (d) WARN Act. Seller and Seller Subs agree to provide any required notice under the WARN Act and any other applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting

Employees and occurring on or prior to the Closing Date. Seller and Seller Subs shall indemnify and hold harmless Purchaser and its subsidiaries with respect to any liability under the WARN Act or other applicable law arising from the actions of Seller, Seller Subs or their respective affiliates on or prior to the Closing Date. Purchaser shall indemnify and hold harmless Seller and Seller Subs with respect to any liability under the WARN Act arising from Purchaser's failure to offer employment on the Closing Date to any Employee and for its failure to comply with the WARN Act with respect to events occurring after the Closing Date.
                 SECTION 4.8. Expenses. Whether or not the Closing takes place, except as provided in Section 4.5 all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
                 SECTION 4.9. Brokers or Finders. Each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Seller and its affiliates, SBC Capital Markets, Inc., whose fees and expenses (whether for the transactions contemplated by this Agreement or any other transactions) will be paid by Seller, and each of Purchaser and Seller respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party or its affiliate.
                 SECTION 4.10. Insurance. Each of Seller and Seller Subs shall keep the Division's current product liability insurance (both general and umbrella coverages) policies in effect through the Closing. No later than the Closing Date Seller and Seller Subs shall obtain a fully prepaid "tail coverage" insurance policy (the "Policy") for a term of five years beginning on the Closing Date for products of the Division sold to the end-users, or, in the case of Covered Products, manufactured, by or on behalf of Seller or any Seller Sub on or prior to the Closing Date. The Policy shall be (i) for an amount not less than $5,000,000 per occurrence, with excess coverage for an amount not less than $10,000,000 per occurrence, aggregate coverage of $15,000,000 for the term of the Policy and a $200,000 deductible, (ii) on other terms substantially similar to the terms of the Division's current product liability insurance and
(iii) with an insurance company reasonably acceptable to Purchaser (the "Insurer").

Purchaser shall be included as an "additional insured" on the Policy for the term of the Policy. On the Closing Date Seller shall furnish Purchaser a binder containing a marked specimen of the Policy and a letter and certificate of insurance from the Insurer with respect to the Policy, such letter and certificate to be in form and substance reasonably satisfactory to Purchaser.
                 SECTION 4.11. Agreement Not To Compete; Confidentiality; Nonsolicitation. For a period ending five years after the Closing Date, neither Seller nor any Seller Sub nor any of their respective controlled affiliates (which term shall not include any officers, directors or stockholders of Seller) shall, without the prior written consent of Purchaser, engage in a business which competes with the Division, directly or indirectly, as an owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device within North America or any other location in the world (this geographic area is hereafter referred to as the "Territory"); nor shall Seller, any Seller Sub or their respective controlled affiliates (which term shall not include any officers, directors or stockholders of Seller), for such period and in the Territory (A) solicit orders, directly or indirectly, from any customer of Seller or any Seller Sub, for any product substantially similar to those currently or at any time since the date that is five years prior to the date of this Agreement sold, manufactured or distributed by the Division or (B) engage in any product design relating to any such product, in each case as an owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device; nor shall Seller, any Seller Sub or their respective controlled affiliates (which term shall not include any officers, directors or stockholders of Seller), for a period of three years after the Closing Date solicit for employment any employee of Seller or any Seller Sub who continued employment with Purchaser after the Closing Date.
                 Each of Seller and Seller Subs covenants and agrees that it shall not use for its own behalf or divulge to any other Person any confidential information or trade secrets of or relating to the Division. As used herein, confidential information shall consist of all information, knowledge or data relating to the Division (including all information relating to inventions, production methods, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.
                 This Section 4.11 shall not be construed to prohibit the ownership by Seller, any Seller Sub or any of their respective affiliates of not more than 5% of the capital stock of any corporation having a class of securities registered pursuant to the Securities Act of 1933 or the common stock of Purchaser.
                 Each of Seller and Seller Subs acknowledges that the restrictions contained in this Section 4.11 are reasonable and necessary to protect the legitimate interests of Purchaser, do not cause Seller or any Seller Sub undue hardship, and that any violations of any provision of this
Section 4.11 will result in irreparable injury to Purchaser and that, therefore, Purchaser shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.
                 SECTION 4.12. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and Seller Subs with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser. Each of Seller and Seller Subs shall indemnify and hold harmless Purchaser against any and all liabilities that may be asserted by other Persons against Purchaser as a result of noncompliance with any such bulk transfer law.

                 SECTION 4.13. Additional Agreements. Each of Seller and Seller Subs will use its best efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Purchaser and, for such purpose but without limitation, each of Seller and Seller Subs promptly will at and after the Closing execute and deliver to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.
                 SECTION 4.14. Purchase Price Allocation. Seller, Seller Subs and Purchaser agree that they will report, to the extent required under Section 1060 of the Code, the temporary regulations thereunder and any other applicable laws and regulations, the allocation of consideration among the Acquired Assets consistent with an allocation statement (the "Allocation Statement") established by an appraiser selected by Purchaser and reasonably acceptable to Seller and provided by Purchaser to Seller and Seller Subs no later than December 31, 1996. Purchaser, Seller and Seller Subs shall refrain, and cause their affiliates to refrain, from taking any position inconsistent with such Allocation Statement before any relevant Taxing Authority, unless such Taxing Authority will not accept a return filed on that basis or unless otherwise required under applicable law after a final determination thereof.
                 SECTION 4.15. Supplies; Names Following Closing; Product Identification. (a) Purchaser shall not use stationery, purchase order forms or other similar paper goods or supplies ("Supplies") that state or otherwise indicate thereon that the Division is a division or unit of Seller or any Seller Sub without first crossing out or marking over such statement or indication or otherwise clearly indicating on such Supplies that the Division is no longer a division or unit of Seller or such Seller Sub, as applicable. Purchaser shall not reorder any Supplies which state or otherwise indicate thereon that the Division is a division or unit of Seller or any Seller Sub.
                 (b) Immediately following the Closing, each of Seller and Seller Subs shall amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use the name "Nelson/Weather-Rite", "Actava World Trade Corporation" or "MZH", or any name which, in the judgment of Purchaser acting reasonably, is confusingly similar to any such names, and neither Seller nor any Seller Sub shall thereafter use those name or other names acquired by Purchaser hereunder or names confusingly similar thereto. Seller Subs shall also amend their respective certificate of incorporation to change their names to names not similar to any of "Nelson/Weather-Rite", "Actava World Trade Corporation" or "MZH".
                 (c) For a period of five years beginning on the Closing Date, Purchaser shall use its best efforts to comply with any reasonable requirements of the Insurer under the Policy the Purchaser is notified of by Seller for creating and maintaining, or causing to be created and maintained, a method for identifying whether Covered Products of the Division were manufactured on or prior to or after the Closing Date.
                 SECTION 4.16. Enforcement of Confidentiality Rights. Each of Seller and Seller Subs shall take all necessary or appropriate action to enforce its rights and benefits under any confidentiality covenant or other agreement relating to the Acquired Assets or the Division, including the confidentiality agreements set forth in the Actava Agreement and the MZH Agreement.
                 SECTION 4.17. Post-Closing Financial and Other Information. After the Closing, upon reasonable written notice, Purchaser, Seller and Seller Subs shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Acquired Assets) and assistance relating to the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, the defense of any tax claim or assessment or the preparation by Seller, or the review by Purchaser, of the Closing Statement (as defined in Exhibit A); provided, that such access by one party shall not unreasonably interfere with the conduct of the business of the other party.
                 SECTION 4.18. License and Sourcing Agreements. Each of Seller and Purchaser agree to enter into, on the Closing Date, (i) a Trademark License Agreement (the "License Agreement") pursuant to which Purchaser shall grant Seller a non-exclusive, royalty-free one-year license of the Division's "AMERICAN CAMPER" trademark for use on Seller's hosiery products and (ii) a Sourcing Agreement (the "Sourcing Agreement") pursuant to which Purchaser shall agree (A) to provide, for one-year terms that are automatically renewable unless a six-month termination notice is provided by either party, certain product sourcing services to Roadmaster Leisure, Inc. and Hutch Sports USA, Inc., each a wholly-owned subsidiary of Seller, in the same manner in which Actava currently provides such services to such entities and for a 4% commission (with a minimum annual payment to Purchaser of $400,000), and (B) to consider in good faith any request by Roadmaster Corporation, a wholly owned subsidiary of Seller, that Purchaser provide such product sourcing services for bicycles to be distributed by such entity; provided, however, that each such Agreement shall be in form and substance reasonably acceptable to Seller and Purchaser.

                                   ARTICLE V

                              Conditions Precedent

                 SECTION 5.1. Conditions to Each Party's Obligation. The obligation of Purchaser to purchase the Acquired Assets, and the obligation of Seller and Seller Subs to sell, assign, transfer, convey and deliver the Acquired Assets to Purchaser, shall be subject to the satisfaction prior to the Closing of the following conditions:
                 (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.
                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

                 (c) License and Sourcing Agreements. Seller and Purchaser shall have entered into the License Agreement and the Sourcing Agreement, and each such Agreement shall be in full force and effect.
                 SECTION 5.2. Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:
                 (a) Representations and Warranties. The representations and warranties of Seller and Seller Subs set forth in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and Purchaser shall have received a certificate to such effect signed by the chief executive officer and the chief financial officer of Seller.
                 (b)  Performance of Obligations of Seller and Seller Sub.
Each of Seller and Seller Subs shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate signed by the chief executive officer and the chief financial officer of Seller to such effect.
                 (c) Opinion of Seller's Counsel. Purchaser shall have received an opinion dated the Closing Date of Smith, Gambrell & Russell, counsel to Seller (which counsel Purchaser understands is licensed to practice law only in the State of Georgia), in the form attached hereto as Exhibit B, and in reliance on the provisions of the General Corporation Law of the State of Delaware solely by reference to Volume 3, Delaware Corporation Statutes (Prentice Hall 1990), as updated January 2, 1996, to the effect that:
                 (i) Each of Seller and Seller Subs is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
                 (ii) Each of Seller and Seller Subs has the requisite corporate power and authority to execute this Agreement, to perform its obligations hereunder, to consummate the transactions contemplated hereby and to carry on the business of the Division as now being conducted; the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby by Seller and Seller Subs have been duly authorized by requisite corporate action on the part of

         Seller and each of Seller Subs, as applicable, and do not require the approval of the stockholders of Seller; and this Agreement has been duly executed and delivered by each of Seller and Seller Subs and constitutes, without regard for the provisions of Section 4.11, a legal, valid and binding obligation of each of Seller and Seller Subs enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law); provided, that in giving such opinion, counsel to Seller shall be entitled to assume that the Uniform Commercial Code ("UCC") and other applicable commercial laws of the State of Delaware are identical to the UCC and such other commercial laws of the State of Georgia.
                 (iii) The execution and delivery of this Agreement by Seller and Seller Subs does not, and consummation by Seller and Seller Subs of the transactions contemplated hereby will not, (A) violate any Federal law or the General Corporation Law of the State of Delaware or

         (B) conflict with any provision of the certificate of incorporation or By-laws of Seller or any Seller Sub.
                 (iv) Any consent, approval, order or authorization of, any registration, declaration or filing with, and any waiting period imposed by, any Governmental Entity under Federal law or the General Corporation Law of the State of Delaware, which is required by or with respect to Seller or one of Seller Subs in connection with the execution and delivery of this Agreement by Seller and Seller Subs or the consummation by Seller and Seller Subs of the transactions contemplated hereby, has been obtained or made or, in the case of any such waiting period, has expired, as specified in such opinion.
                 (d) Bills of Sale; Warranty Deeds. Each of Seller and Seller Subs, as applicable, shall have delivered to Purchaser bills of sale conveying the personal property and warranty deeds for the real property included in the Acquired Assets, in each case in form and substance reasonably satisfactory to Purchaser and its counsel.
                 (e) Lien Searches. Each of Seller and Seller Subs shall have furnished to Purchaser (i) such UCC and other Lien searches and (ii) such duly executed UCC-3 Termination or Partial Release Statements and other releases, in each case as Purchaser or its counsel shall reasonably request for the Acquired Assets.

                 (f) Other Documents. Each of Seller and Seller Subs shall have furnished to Purchaser such other documents relating to Seller's or such Seller Sub's corporate existence and authority (including copies of resolutions of the respective board of directors of Seller and Seller Subs), absence of Liens and such other matters as Purchaser or its counsel may reasonably request.
                 (g) No Material Change. No change (nor any condition, event or development involving a prospective change) on or after date of the Audited Financial Statements shall have occurred which, individually or in the aggregate, would have, or would be reasonably likely to have, a Material Adverse Effect. The term "Material Adverse Effect" shall mean a materially adverse change in, or materially adverse effect on, the operations, affairs, business, financial condition, results of operations, assets or liabilities of the Division.
                 (h) Material Required Consents. All Material Required Consents shall have been obtained in written instruments reasonably satisfactory to Purchaser and its counsel.
                 (i) Insurance Policy. Seller and Seller Sub shall have complied with all its obligations set forth in Section 4.10 with respect to the Policy.

                 (j) No Litigation. There shall be no suit, action or other proceeding pending before any Governmental Entity in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement or to obtain substantial damages in connection therewith.
                 (k) Acceptance by Purchaser's Counsel. The form and substance of all legal matters contemplated hereby and all documents delivered hereunder shall be reasonably acceptable to counsel to Purchaser.
                 SECTION 5.3. Conditions to Obligation of Seller and Seller Subs. The obligation of Seller and Seller Subs to sell, assign, transfer, convey, and deliver the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:
                 (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and Seller shall have received a certificate to such effect signed by an officer of Purchaser.
                 (b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing and Seller shall have received a certificate signed by an officer of Purchaser to such effect.
                 (c) Opinion of Purchaser's Counsel. Seller shall have received an opinion dated the Closing Date of the General Counsel of Purchaser, in the form attached hereto as Exhibit C, to the effect that:
                 (i)  Purchaser is a corporation duly organized, validly
         existing and in good standing under the laws of the State of Delaware.
                 (ii)  Purchaser has the requisite corporate power and
         corporate authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser; and this Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).
                 (iii) The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not, (A) violate any Federal law or any law of the State of Delaware or (B) conflict with any provision of the certificate of incorporation or By-laws of Purchaser.
                 (iv) Any consent, approval, order or authorization of, any registration, declaration or filing with, and any waiting period imposed by, any Governmental Entity under Federal law or the law of the State of Delaware, which is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation of the transactions contemplated hereby, has been obtained or made, or, in the case of any such waiting period, has expired, as specified in such opinion.
                 (d) Acceptance by Seller's Counsel. The form and substance of all legal matters contemplated herein and of all papers delivered hereunder shall be reasonably acceptable to counsel to Seller.

                                   ARTICLE VI

                       Termination, Amendment and Waiver

                 SECTION 6.1. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
                 (i) by mutual written consent of Seller, Seller Subs and Purchaser;
                 (ii) by Seller or any Seller Sub if any of the conditions set forth in Section 5.1 or 5.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;
                 (iii) by Purchaser if any of the conditions set forth in
         Section 5.1 or 5.2 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or
                 (iv) by Seller or Purchaser, if the Closing does not occur on or prior to March 31, 1996; provided, however, that the party seeking termination pursuant to clause
         (ii), (iii), or (iv) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, further , that, if the Closing shall not have occurred because the waiting period under the HSR Act shall not have expired or been terminated or because Material Required Consents shall not have been obtained, either party may extend such date to up to June 30, 1996.
                 (b) In the event of termination by Seller or any Seller Sub, on the one hand, or Purchaser, on the other hand, pursuant to this Section 6.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
                 (i) Purchaser shall return all documents and other material received from Seller or any Seller Sub relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and
                 (ii) all confidential information received by Purchaser with respect to the businesses of Seller or any Seller Sub shall be treated in accordance with the

         Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.
                 (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.1, this Agreement and the letter agreement dated as of the date hereof between the parties hereto (the "Letter Agreement") shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.4 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or any Seller Sub, (ii) Section 4.8 relating to certain expenses, (iii) Section 4.9 relating to finder's fees and broker's fees, (iv) this Section 6.1 and (v) Section 9.8 relating to publicity. Nothing in this Section 6.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.
                 SECTION 6.2. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing signed by Purchaser, on the one hand, or Seller and Seller Subs, on the other hand, a party may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                                  ARTICLE VII

                                Indemnification

                 SECTION 7.1.  Indemnification by Seller and Seller Sub.
Seller and Seller Subs hereby jointly and severally agree to indemnify Purchaser and its affiliates and their respective officers, directors, employees, agents and representatives against, and agree to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred (payable promptly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the Applicable Rate) ("Losses"), based on, arising out of, or resulting from: (i) any breach on the part of Seller or any Seller Sub of any representation or warranty contained in this Agreement or any document, exhibit, statement, certificate or Schedule delivered in connection herewith; (ii) any breach of any covenant or agreement of Seller or any Seller Sub contained in this Agreement or any document, exhibit, statement, certificate or Schedule delivered in connection herewith; (iii) any Excluded Liability; (iv) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable; (v) any claims made by any Employee, former employee or labor organization representing Employees or former employees (A) for severance or other separation benefits, (B) based on, arising out of, or resulting from, breach of contract or (C) based on, arising out of, or resulting from, the employment or the failure to offer employment to, the failure to promote, or the termination of employment of (including any claims under the WARN Act, ADEA, EEOA or any other applicable law), any such Employee or former employee or based on, arising out of, or resulting from, events occurring or existing on or prior to the Closing Date, including any severance claims based upon the consummation of the transactions contemplated hereby; or (vi) any fees, expenses or other payments incurred or owed by Seller or any Seller Sub to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that Seller and Seller Subs shall not have any liability under clause (i) of this Section 7.1 unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $750,000 (it being understood that in such event, Seller's and Seller Subs' liability under such clause (i) shall include liability for such $750,000 of Losses); provided, further, however, that in connection with (A) any breach of the representations and warranties set forth in Section 3.1(f), 3.1(o)(ii), 3.1(q) or 3.1(v); (B) any Losses which, in addition to arising under clause (i) are also covered by any one or more of clauses (ii), (iii), (iv), (v), and (vi) above; or (C) any Losses arising from fraud or willful misconduct of Seller, any Seller Sub or any of their respective affiliates, the liability of Seller under this Section 7.1 shall be without regard or subject to the dollar threshold specified in the foregoing proviso. In determining whether any representation or warranty has been breached for purposes of clause (i) above, any reference to or qualification by materiality in any such representation or warranty shall be deemed to be deleted.
                 SECTION 7.2.  Indemnification by Purchaser.   Purchaser hereby
agrees to indemnify Seller, Seller Subs, their respective affiliates and their respective officers, directors, employees, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the Applicable Rate), based on, arising out of, or resulting from: (i) any breach of any representation or warranty of Purchaser contained in this Agreement or any document, exhibit, statement, certificate or Schedule delivered in connection herewith; (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or any document, exhibit, statement, certificate or Schedule delivered in connection herewith; or (iii) the Assumed Liabilities.
                 SECTION 7.3. Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage or expense. An indemnified party shall be deemed to have realized a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of taxes that such indemnified party would have been required to pay but for receipt or accrual of the indemnity payment or the incurrence or payment of such loss.

                 SECTION 7.4. Termination of Indemnification. The obligations to indemnify and hold harmless any party (x) pursuant to Sections 7.1(i) and 7.2(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.3; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to
Section 7.5 or 7.6 hereof to the party to be providing the indemnification; and
(y) pursuant to the other clauses of Sections 7.1 and 7.2, shall not terminate; provided, further, however, that, if any item for which indemnification is available under Section 7.1(i) is also covered by any one or more of clauses
(ii), (iii), (iv), (v) or (vi) of Section 7.1, then the fact that the indemnification obligations for such item under Section 7.1(i) shall have terminated shall not limit or affect the indemnification under any one or more of such other clauses.
                 SECTION 7.5. Procedure. (a) In order for a Person (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days' time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
                 (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld.
                 Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party.
                 SECTION 7.6. Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 7.1 or
7.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not affect the indemnification provided hereunder, except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 10 Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under
Section 7.1 or 7.2, then such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under
Section 7.1 or 7.2 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation.

                                  ARTICLE VIII

                                  Tax Matters

                 SECTION 8.1. Definitions. The term "Tax" or "Taxes" shall mean all Federal, state, local, foreign and other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes, and including all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice, and including all interest, penalties and additions imposed with respect to such amounts.
                 The term "Transfer Taxes" shall mean all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby and thereby.
                 The term "Post-Closing Tax Period" shall mean all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any taxable period that includes (but does not begin on) such day.
                 The term "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

                 SECTION 8.2. Taxable Periods. In the case of any taxable period that includes but does not end on the Closing Date (a "Straddle Period"):
                 (i) real, personal and intangible property Taxes relating or with respect to or arising out of the Acquired Assets ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and
                 (ii) all Taxes (other than Property Taxes) relating or with respect to or arising out of the Acquired Assets for the Pre-Closing Tax Period shall be computed based on an actual closing of the books as if such taxable period ended as of the close of business on the Closing Date.
                 SECTION 8.3. FIRPTA. Seller shall deliver to the Purchaser at the Closing a duly executed certificate in the form specified in Treas. Reg.
Section 1.1445-2(b)(2)(iii).
                 SECTION 8.4. Transfer Taxes. All liability for Transfer Taxes shall be the responsibility of Seller and Seller Subs. Seller, Seller Subs and Purchaser shall cooperate in timely making and filing all filings, tax returns, resale certifications, reports and forms as may be required to comply with the provisions of any Transfer Tax laws.
                 SECTION 8.5. Preparation of W-2 Forms, Etc. Each of Seller, Seller Subs and Purchaser agrees that it will not apply the alternative procedure contained in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753. Accordingly, Seller and Seller Subs acknowledge that they will be responsible for the furnishing of a Form W-2 to each employee of the Division who has been employed by them, such Form W-2 to disclose all wages and other compensation paid for the period ending on the Closing Date, and taxes withheld thereon. Purchaser acknowledges that it will be responsible for the furnishing of a Form W-2 to each Transferred Employee, such Form W-2 to disclose all wages and other compensation paid for the period beginning on the day following the Closing Date and ending on December 31, 1996, and taxes withheld thereon.

                                   ARTICLE IX

                               General Provisions

                 SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be sent, delivered or mailed, addressed or telecopied:

                     (a) if to Purchaser, to
                          Brunswick Corporation
                          1 North Field Court
                          Lake Forest, Illinois 60045-4811
                          Attention of General Counsel

                          Facsimile:  (847) 735-4050; and

                     (b) if to Seller or any Seller Sub, to

                          Roadmaster Industries, Inc.
                          250 Spring Street, N.W.
                          Atlanta, Georgia 30303
                          Attention of Jeff L. Hinton

                          Facsimile:  (404) 586-3319;

                          with copies to

                          David E. Schaper, Esq.
                          Roadmaster Corporation
                          Vice President and General Counsel
                          10275 West Higgins Road
                          Suite 540
                          Rosemont, Illinois 60018

                          Facsimile:  (708) 635-0487; and

                          David J. Harris, Esq.
                          Smith, Gambrell & Russell
                          1230 Peachtree Street, N.E.
                          Suite 3100
                          Atlanta, Georgia 30309

                          Facsimile:  (404) 815-3509.


Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by telecopy, receipt confirmed. Each such notice, request or communication shall be effec-tive (A) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party) and (B) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this
Section 9.1 (or in accordance with the latest unrevoked direction from such party), and the confirmation is received from the party receiving such notice.
                 SECTION 9.2. Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and references to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Statements in this Agreement made to the "Knowledge" of a party shall mean the knowledge that the executive officers of such party have, or should have after having made a good faith effort to ascertain the fact in question pursuant to an inquiry directed to such officers, directors, supervisors and advisors of Seller as would be reasonably likely to have information relating to the fact in question.
                 SECTION 9.3. Survival of Representations. The representations and warranties in this Agreement (other than (A) the representations and warranties contained in Sections 3.1(f), 3.1(g), 3.1(o)(ii), 3.1(q), 3.1(u) and 3.1(v) and (B) the representations and warranties relating to tax matters and employee benefits matters, including the representations and warranties set forth in Section 3.1(t)) and in any other document, exhibit, statement, certificate or Schedule delivered in connection herewith (on the date hereof or at the Closing) shall survive the Closing and shall terminate at the close of business on the second anniversary of the Closing Date. The representations and warranties relating to tax matters and employee benefits matters (including the representations and warranties set forth in Section 3.1(t)) shall terminate 60 days after the expiration of the applicable statute of limitations, to be tolled for any period during which Seller or any Seller Sub shall have consented to the tolling of the applicable statute of limitations. The representations and warranties contained in Sections 3.1(f), 3.1(g), 3.1(o)(ii), 3.1(q) and 3.1(v) shall survive the Closing indefinitely. The representations and warranties contained in Section 3.1(u) shall survive the Closing and shall terminate at the close of business on the fifth anniversary of the Closing. All statements made by or on behalf of or any party herein or in the Schedules hereto, or in any other document, exhibit, statement or certificate delivered hereunder, shall be representations and warranties of the party on whose behalf it was made which was relied upon by the party to whom it was made regardless of any investigation made by or on behalf of the party to whom it was made, and shall not be affected in any respect by such investigation or by any knowledge or claimed knowledge of the party to whom it was made.
                 SECTION 9.4. Severability. If any provision of this Agreement (or any portion hereof), or the application thereof to any Person, place or circumstance, shall be held invalid, unenforceable or void by a court of competent jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons, places or circumstances.
                 SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by telecopy) to the other parties, it being understood that all parties need not sign the same counterpart.
                 SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Letter Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the letter agreements relating to the sale contemplated hereby dated January 19, 1996, February 16, 1996, and February 23, 1996, between Seller and Purchaser, and
(ii) except as provided in Article VII, are not intended to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.
                 SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely in the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
                 SECTION 9.8. Publicity. From the date of this Agreement through the Closing, neither Seller nor any Seller Sub, on the one hand, nor Purchaser, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except that any party may make any disclosure required to be made by it under applicable law (including Federal securities laws) if it determines in good faith that it is appropriate to do so and gives prior notice to the other party hereto, which notice shall include the contents of such press release or other public announcement.

                 SECTION 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except that Purchaser may assign any part of or all its rights and obligations to one or more corporations or other entities all or substantially all the capital stock or equity interests in which are owned by Purchaser or any affiliate of Purchaser, in which event all the rights and powers of Purchaser hereunder shall extend to and be enforceable by each such corporation or other entity; provided, however, that any such assignment shall not release Purchaser from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
                 SECTION 9.10. Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
                 IN WITNESS WHEREOF, Purchaser, Seller and Seller Subs have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     ROADMASTER INDUSTRIES, INC.,

                                       by
                                         /s/ HENRY FONG
                                         ------------------------------
                                         Name:  Henry Fong
                                         Title: Chief Executive
                                                Officer and President


                                     NELSON/WEATHER-RITE, INC.,

                                       by
                                         /s/ CHARLES E. SANDERS
                                         ------------------------------
                                         Name:  Charles E. Sanders
                                         Title: Vice President


                                     ACTAVA WORLD TRADE CORPORATION,

                                       by
                                         /s/ CHARLES E. SANDERS
                                         ------------------------------
                                         Name:  Charles E. Sanders
                                         Title: Vice President


                                     BRUNSWICK CORPORATION,

                                       by
                                         /s/ PETER B. HAMILTON
                                         ------------------------------
                                         Name:  Peter B. Hamilton
                                         Title: Senior Vice President
                                                and Chief Financial
                                                Officer